EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of August 18, 2025 (the “Effective Date”) by and between Sunil Karnawat, (“Employee”), and Rezolute, Inc.  (“Company”).

WHEREAS, the Company wishes to continue to employ Employee in accordance with the terms of this Agreement;

WHEREAS, Employee wishes to accept continued employment with the Company according to the terms of this Agreement; and

WHEREAS, this Agreement shall replace and supersede in its entirety any prior employment agreements or understandings between Employee and the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Employment.  The Company hereby continues to employ Employee, and Employee hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending pursuant to the termination procedures described in Section 4(a) (“Employment Period”).
2.Position and Duties.
(a)During the Employment Period, Employee shall serve as the Chief Commercial Officer, and in connection therewith Employee shall render services to the Company and have the responsibilities and authority which are consistent with Employee’s position, subject to the power and authority of the officers and the Board of Directors of the Company (“Board”) to expand or limit such duties, responsibilities, functions and authority.
(b)Employee shall report to the Chief Executive Officer (or such other person as shall be designated by the Board).  Employee shall perform Employee’s duties and responsibilities to the best of Employee’s abilities in a diligent, trustworthy, businesslike and efficient manner Employee shall devote Employee’s full business time, energies and attention (except for permitted vacation periods and periods of illness or other temporary incapacity) to the business and affairs of the Company. However, Employee may seek approval for external obligations, if any, from the Board by disclosing such activities on the conflict-of-interest disclosure form attached hereto as Exhibit A.  So long as Employee is employed by the Company, Employee shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation or that interfere with Employee’s employment with the Company; provided, however, that Employee may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities are not in competition with the Company or do not interfere with Employee’s ability to carry out Employee’s duties under this Agreement.

(c)Employee shall comply with all lawful rules, policies, procedures, regulations and administrative directions now or hereafter reasonably established by the Board for employees of the Company.
(d)The Company shall have the right to assign Employee new duties and to change Employee’s title subject to Section 4 of this Agreement.
3.Salary and Benefits.
(a)Salary.  During the Employment Period, the Company shall pay Employee a base salary at the annual rate of $475,000 (effective August 18, 2025), payable in regular installments in accordance with the Company’s usual payment practices subject to required withholdings and taxes (“Salary”).  Employee may receive increases in Employee’s Salary to the extent such an increase is approved in the sole discretion of the Board.
(b)Bonus.  During the Employment Period, Employee will be eligible to receive an annual performance bonus of up to Forty (40%) of Employee’s base salary (“Target Bonus”).  Determination of the actual bonus amount shall be based on the Company’s performance as well as Employee’s individual performance for the year.  Employee’s discretionary bonus, if any, will be earned on December 31st of each calendar year.  In order to remain eligible to receive an annual performance bonus, Employee must continue to be employed by the Company, in good standing, through the date that the bonus is earned. Notwithstanding anything herein to the contrary, subsequent to the approval of the board of directors, any bonus amount due to Employee will be paid on or before February 15th of the year following the date that the bonus was earned.
(c)Signing Bonus.  The Company will pay Employee a signing bonus in the amount of Sixty-Five Thousand Dollars ($65,000), in two separate installments, less deductions required by law (“Signing Bonus”). The first half of the Signing Bonus ($32,500) will be paid on the first regularly scheduled payroll date after Employee has completed the 30th day of employment and the second half of the Signing Bonus ($32,500) will be paid on the first regularly scheduled payroll date after Employee has completed six months of employment. Should the Company terminate Employee for Cause (as defined in Section 4(g)) or should Employee choose to leave the Company for any reason prior to the one-year anniversary of the date of hire, Employee will be required to repay the Company. Should the Company terminate Employee without Cause, or if Employee terminates as a result of disability, no repayment of the Signing Bonus shall be required.
(d)Equity. The Board of Directors of the Company has approved grants for Two Hundred Seventy-Five Thousand (275,000) inducement stock options, per the applicable rules of the Nasdaq Capital Market (the “Stock Options”), and Twenty-Five Thousand Restricted Stock Units (“RSUs”). The plan terms and fair market value of the shares will be pursuant to the Company’s Stock Incentive Plan.
(e)Benefits.  During the Employment Period, Employee shall be entitled to paid vacation (to be scheduled at times mutually agreeable to the Employee and to the needs of the business), paid holidays and to participate in all employee benefit plans of the Company, including without limitation all health insurance plans, retirement plans (including 401(k)), life insurance plans and other perquisite plans and programs (collectively, “Benefit Plans”) for which employees of Employee’s rank in the Company are generally eligible, in each case consistent with the Company’s then-current practice.  The foregoing shall not be construed to require the Company to establish such Benefit Plans or to prevent the modification or termination of such Benefit Plans once established, and no such action or failure thereof shall affect this Agreement. Employee acknowledges that the Company and its affiliates have the right, in their sole discretion, to amend, modify or terminate any Benefit Plans without creating any rights in Employee.
(f)Business Expenses.  During the Employment Period, the Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing Employee’s duties under this Agreement; provided such expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses.  As a condition to being issued such reimbursements, Employee shall submit to the Company on a timely basis business expense reports, including substantiation in accordance with the Company’s policy as in effect from time to time.
4.Employment Period.
(a)The Employment Period shall begin on the Effective Date and shall continue until Employee’s employment hereunder is terminated in accordance with Section 4(b).
(b)The Employment Period and Employee’s employment hereunder (i) shall terminate upon Employee’s death or permanent disability or incapacity, (ii) may be terminated by the Company at any time with or without Cause, and (iii) may be terminated by Employee at any time with or without Good Reason (as defined in Section 4(h)).
(c)If Employee’s employment hereunder is terminated by the Company for Cause or by Employee without Good Reason during the Employment Period, then Employee shall be entitled to receive only Employee’s accrued, but unpaid Salary through the effective date of Employee’s termination of employment (“Termination Date”), any reimbursements owed for business expenses validly incurred on or prior to the Termination Date and reimbursable in accordance with Section 3(d), any earned but unpaid Bonuses or other incentive payments approved by the Board but not paid to Employee as of the Termination Date, and any accrued but unpaid benefits due and owing to Employee under the Benefit Plans (“Accrued Obligations”).  Board approval of the payment of Bonuses or other incentive payments as part of Accrued Obligations shall be subject to the Company’s current financial condition as of the Termination Date.
(d)If Employee’s employment hereunder is terminated without Cause by the Company during the Employment Period, then Employee shall be entitled to receive the Accrued Obligations and, provided Employee signs and does not revoke a general release of claims against the Company and its affiliates (through a form of release agreement substantially similar to that attached as Exhibit B, modified as necessary in the Company’s sole reasonable discretion), and subject to Employee’s compliance with each obligation pursuant to Section 5, Employee shall also be entitled to receive severance (“Severance”) comprised of (i) twelve (12) months’ Salary, (ii) a pro-rata bonus payment equal to the pro-rata bonus amount of the Target Bonus earned as of the date of termination without Cause and (iii) 12 months of Employee’s COBRA premiums, collectively payable in equal monthly installments following the Termination Date, and any granted but unvested stock options under any relevant Company Stock Option Plan or Agreement will have 12 months of accelerated vesting (meaning that any of Employee’s granted but unvested stock options that would otherwise vest over the next 12 months after the termination without Cause will immediately vest) and will also have an exercise period of 6 months following Employee’s termination without Cause.  The exercise of vested options, including those vested under this Section 4(e), shall otherwise be governed by the applicable Stock Option Plan or Agreement.
(e)If, within 12 months of a Change in Control Event as defined in Section 4(i), Employee’s employment hereunder is terminated (i) by the Company without Cause or (ii) by Employee with Good Reason, then Employee shall be entitled to receive the Accrued Obligations and, provided Employee signs and does not revoke a general release of claims against the Company and its affiliates (through a form of release agreement substantially similar to that attached as Exhibit B, modified as necessary in the Company’s sole reasonable discretion), and subject to Employee’s compliance with each post-employment obligation under this Agreement, Employee shall also be entitled to receive severance (“Severance”) comprised of (i) 18 months’ Salary, (ii) a pro-rata bonus payment equal to the pro-rata bonus amount earned as of the date of termination without Cause and (iii) 18 months of Employee’s COBRA premiums, collectively payable in equal monthly installments following the Termination Date, and all of Employee’s granted but unvested stock options under any relevant Company Stock Option Plan or Agreement will immediately vest and will also have an exercise period of 6 months following Employee’s termination without Cause,  provided that before the Employee may terminate employment for Good Reason, the Company must fail to cure within the thirty day period provided in Section 4(h).  The exercise of vested options, including those vested under this Section 4(e), shall be governed by the applicable Stock Option Plan or Agreement.
(f)If Employee’s employment hereunder is terminated as a result of Employee’s death, permanent disability or incapacity during the Employment Period, Employee or Employee’s representatives or beneficiaries shall be entitled to receive only the Accrued Obligations and any rights to continuation of coverage and to benefits under any Benefit Plans required under applicable law.
(g)For purposes of the Agreement, “Cause” shall mean Employee’s (i) commission or conviction of or entering a guilty plea or plea of no contest to any felony or any crime involving moral turpitude, dishonesty, fraud, misrepresentation, embezzlement, theft or sexual harassment, (ii) failure to perform the duties required of Employee by this Agreement, (iii) breach of this Agreement (or any other agreement entered into between Employee and the Company), (iv) dishonesty, fraud or misconduct with respect to the business or affairs of the Company or its affiliates, or any act of embezzlement or other misappropriation, (v) participation in any fraud or dishonesty against or affecting the Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof, (vi) breach of any fiduciary or similar duty owned to the Company or its affiliates, (vii) refusal to carry out the legitimate directives or instructions of the Board (or such other person to whom Employee reports as may be designated from time to time by the Board), or (viii) other act that the Company reasonably determines constitutes misconduct materially detrimental to the Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof, including, but not limited to, unethical practices, dishonesty, disloyalty, or any other acts harmful to the Company.

(h)For purposes of this Agreement, “Good Reason” shall mean Employee’s resignation following the initial occurrence (without Employee’s consent) of any of the following, provided Employee has provided the Company with written notice setting forth in reasonable detail the grounds for such resignation within 15 days following such initial occurrence, and provided further the Company has failed to remedy the stated grounds for such resignation within 30 days following its receipt of such notice:  (i) the Company substantially reduces Employee’s duties, authority or responsibilities; (ii) the Company substantially reduces the aggregate value of Employee’s Salary or the benefits provided to Employee under the Benefit Plans; (iii) the Company requires that the Employee be based at any office or geographic location more than 75 miles from the Employee’s primary work location; or (iv) any other action or inaction that constitutes a material breach of this Agreement by the Company.  A resignation with Good Reason may occur only within 60 days following the expiration of the Company’s 30-day cure period described above.
(i)For purposes of this Agreement, “Change in Control Event” shall mean either the following: (i) sale of substantially all the Company’s assets or (ii) merger, consolidation or reorganization resulting in a change in more than 50% of the board of directors combined with a transfer of majority ownership or equity of the Company.
(j)For purposes of this Agreement, Employee’s permanent disability or incapacity shall be determined in accordance with the Company’s long-term disability insurance policy, if such a policy is then in effect, or, if no such policy is then in effect, then such permanent disability or incapacity shall be deemed to have occurred upon Employee’s inability to perform the essential functions of the position set forth in Section 2(a), after reasonable accommodation by the Company, for a period of at least 180 days, in the aggregate, during any period of 365 calendar days, unless further time is required as a reasonable accommodation under the Americans with Disabilities Act.
5.Confidentiality.
(a)Employee will not at any time (whether during or after Employee’s employment with the Company) (x) retain or use for the benefit, purposes or account of Employee or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals-concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board; provided, that Employee may disclose such information to Employee’s legal and/or financial advisor for the limited purpose of enforcing Employee’s rights under this Agreement so long as Employee requires that such legal and/or financial advisors not disclose such information and Employee shall be liable for any disclosure by such legal and/or financial advisors.

(b)Confidential Information shall not include any information that is:  (i) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (iii) required by applicable law to be disclosed; provided that Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(c)Employee acknowledges, agrees, and understands that (1) nothing in this Agreement prohibits Employee from reporting to any governmental authority or attorney information concerning suspected violations of law or regulation, provided that Employee does so consistent with 18 U.S.C. 1833, and (2) Employee may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided that Employee does so consistent with 18 U.S.C. 1833.
(d)Except as required by applicable law, Employee will not disclose to anyone, other than Employee’s spouse, legal or financial advisors or members of the Company’s senior management, the existence or contents of this Agreement.
(e)Upon termination of Employee’s employment with the Company for any reason, Employee shall:  (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information or are not related to the Company’s business; and (z) notify and fully cooperate with the Company regarding the delivery of any other Confidential Information of which Employee is or becomes aware.
6.Intellectual Property.
(a)If Employee has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, prior to execution of this Agreement, that are relevant to or implicated by this employment (“Prior Works”), Employee hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.  Employee shall provide the Company with a list of all Prior Works within 15 days of the Effective Date.

(b)If Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employee’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Employee shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(c)Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.
(d)Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(e)Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without prior written permission of such third party.  Employee shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Employee acknowledges that the Company may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version that has been communicated to Employee.
(f)In accordance with Sections 2870 and 2872 of the California Labor Code, this Section 6 does not require Employee to assign or offer to assign to the Company any Works that Employee developed entirely on his or her own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by Employee for the Company.  To the extent a provision in this Agreement purports to require Employee to assign any Works otherwise excluded from being required to be assigned pursuant to this Section 6(f), the provision is against the public policy of the State of California and is unenforceable.  Employee bears the burden of proving that any Works created by Employee should be excluded pursuant to this Section 6(f).

7.Enforcement.  If, at the time of enforcement of Section 5 or Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances shall be substituted for the stated period or scope.  It is specifically understood and agreed that any breach of the provisions of Section 5 or Section 6 is likely to result in irreparable injury to the Company and the parties hereto agree that money damages would be an inadequate remedy for any such breach.  Therefore, in the event of a breach or threatened breach of Section 5 or Section 6, the Company or its successors or assigns shall, in addition to other rights and remedies existing in their favor, be entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, Section 5 or Section 6.
8.Return of Company Property.  At the termination of the Employment Period and at any other time upon the request of the Company, Employee shall deliver to the Company any and all of the Company’s documents, plans, records, computer tapes, software, drawings, notes, memoranda, specifications, devices (including, without limitation, any cellular phone or computer), and formulas relating to the Company’s business, together with all copies thereof, which is in the possession of Employee.
9.Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Employee and the Company and their respective heirs, successors and permitted assigns.  Neither party may assign any of its rights or assign or delegate any of its obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall be permitted to assign this Agreement to any successor to all or substantially all of its assets that agrees in writing to assume all of the Company’s obligations hereunder.
10.Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from such courier, (c) on the date sent by facsimile or e-mail transmission (with acknowledgement of complete transmission), or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Notices, demands or communications to any party hereto will, unless another address is specified in writing pursuant to this Section 10, be sent to the addresses on file with the Company.
11.Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid under applicable law; but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but except as otherwise set forth in this Agreement, this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
12.Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to Employee’s employment with the Company and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to Employee’s employment with the Company in any way, excluding any Prior Agreement as defined above.

13.Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  For purposes hereof, a facsimile signature, portable document format (.pdf) signature or signature sent by electronic transmission will be considered an original signature.
14.Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction).
15.Survival.  The provisions of Section 5, Section 6, Section 7, Section 8, Section 9, Section 10, Section 11, Section 12, Section 14, this Section 15, Section 17, Section 18, Section 20, Section 21, and Section 22 shall survive the termination of Employee’s employment and the termination of this Agreement for any reason.
16.Tax Withholdings.  The Company shall deduct or withhold from any amounts owing from the Company to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Employee’s compensation or other payments from the Company or Employee’s ownership interest in the Company, if any (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).
17.Headings; No Strict Construction.  The headings of the paragraphs and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
18.Employee’s Cooperation.  During the Employment Period and thereafter, Employee shall, subject to the Company reimbursing Employee for out-of-pocket expenses, cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments).
19.Corporate Opportunity.  During the Employment Period, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the business of the Company at any time during the Employment Period (“Corporate Opportunities”).  Unless approved by the Board, Employee shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Employee’s own behalf.

20.Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.  Notwithstanding anything herein to the contrary, a termination of employment shall be deemed to have occurred at the time such termination constitutes a “separation from service” within the meaning of Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits in connection with a termination of employment and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.”  Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
21.Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
22.Read and Understood. Employee has read this Agreement carefully and understands each of its terms and conditions.  Employee has sought independent legal counsel of Employee’s choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Company:

Rezolute, Inc.

By: /s/ Nevan Elam
Nevan Elam
CEO

Employee:

/s/ Sunil Karnawat
Sunil Karnawat

EXHIBIT A

CONFLICT OF INTEREST
ACKNOWLEDGEMENT/DISCLOSURE FORM

1

CONFLICTING ORGANIZATIONS
I am a director, trustee, officer, representative of, or have a financial or beneficial interest in the following organizations that have or may have a conflict with the interests of the Company:

Organization and Title or Interest:

2

CONFLICTING ACTIVITIES/OBLIGATIONS
I am involved in no activity or transaction, nor am I a party to any contract involving interests that are or could be found to be adverse to the Company, except for the following:

3	CONFLICTING BUSINESS OPPORTUNITIES/COMMITMENTS I have not committed to, nor am I pursuing, any business opportunity that does or might adversely affect the Company, except for the following:

4	OTHER POTENTIAL CONFLICTS Any other concerns I may have regarding actual or potential conflicts of interest are listed below:

To the best of my knowledge, I have accurately answered the above questions.

Signature	Date

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This is a Separation Agreement and General Release of Claims (“Agreement”) dated as of [INSERT DATE] between Rezolute, Inc. (the “Company”), and Sunil Karnawat (“Employee”).  Employee and the Company are referenced together herein as the “Parties.”

RECITALS

A.WHEREAS, Employee’s employment or other relationships with any of the Company Releasees (as defined below) will separate effective [INSERT DATE] (“Separation Date”).
B.Though this Agreement, Employee and Company mutually desire to settle all claims Employee has or might have against the Company through the date of execution hereof, including but not limited to those arising out of or relating to Employee’s prior service to the Company, and/or any Company Releasee, and/or the termination thereof.

TERMS AND SETTLEMENT

1.Effective Date.  This Agreement shall become effective eight (8) days after the later of a) the Separation Date, or b) the date of signature date of this Agreement, if signed after the Separation date (“Effective Date”).
2.No Admission of Liability.  None of the Parties, by entering into and fulfilling this Agreement, admit to any wrongdoing or liability, and each party denies any allegation of wrongdoing.  The Parties intend, by their actions pursuant to this Agreement, merely to avoid the expense, delay, uncertainty, and burden of potential litigation.
3.Consideration by the Company.  In consideration for Employee’s promises made herein, the Company agrees to the following, which Employee acknowledges and agrees is full and adequate consideration for Employee’s execution of this Agreement:
3.1.Severance.  Provided that Employee meets all of Employee’s promises and obligations under this Agreement, including signing, and not revoking, the release of claims under the ADEA, the Company will pay Employee the gross amount of $[INSERT AMOUNT OF SEVERANCE], less all applicable withholdings and deductions, which amount shall be paid to Employee in 12 equal monthly payments of $[INSERT AMOUNT], less applicable taxes and withholding beginning on the first regular payroll date after the Effective Date. Furthermore, [INSERT APPROPRIATE STOCK VESTING TERMS].

Employee agrees and acknowledges that Employee would have no right to the severance benefits provided by this Agreement but for Employee’s execution and compliance with the terms of this Agreement, and that such severance includes all severance due and owing to Employee under the terms of Employee’s [INSERT DATE] Amended and Restated Employment Agreement.

4.Entire Consideration.  Employee agrees that the consideration set forth in Paragraph 3 and its subparts shall constitute the entire consideration provided in return for Employee’s promises and agreements herein, and that Employee will not seek any further remuneration or payment from the Company for wage, damage, interest, penalty, expense, action, attorneys’ fees or cost, either individually or as part of a class, in connection with the matters encompassed by the Agreement and/or arising out of Employee’s services to the Company and/or the termination thereof.
5.Taxes.  Employee shall pay in full and be solely responsible for all taxes, interest or penalties relating to the consideration, and agrees to indemnify the Company against any assessment, and is not relying on any representations by the Company on this subject matter.
6.Return of the Company’s Property.  Employee represents that as of the Separation Date, Employee has returned any and all confidential and/or proprietary information of the Company (including but not limited to those of its clients and prospective clients) and other property of the Company in Employee’s possession.  Such property includes, but is not limited to, all tangible and intangible property belonging to the Company and relating to Employee’s services to the Company, including computer/network password(s).  By executing this Agreement, Employee represents and warrants that Employee has not retained any copies, electronic or otherwise, of such property.
7.Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, stock, stock options, vesting, commissions and any and all other benefits and compensation due to Employee, provided that the foregoing shall not relieve the Company of its obligation to pay Employee’s earned and unpaid salary through the Separation Date.  Such amounts are not consideration for this Agreement.
8.Release of Claims.  In consideration for the promises set forth in this Agreement, Employee does hereby — for Employee and for Employee’s heirs, spouse, representatives, attorneys, executors, administrators, successors, relatives and assigns — release the Company and all of its current and former corporate subsidiaries, brother/sister companies, affiliates, partners, predecessors, successors and assigns, and all of their current and former owners, directors, officers, supervisors or managers, employees, agents, representatives, and attorneys and all persons acting under, by, through, or in concert with any of them (collectively “Company Releasees”), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses  (including but not limited to attorneys’ fees), damages, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before the Effective Date of this Agreement, including but not limited to any claims based on, arising out of, or related to Employee’s employment with Company or the termination thereof, any claims for any alleged physical or emotional injuries, and/or any claims arising from rights under federal, state, and/or local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment, discrimination or retaliation on the basis of race, national origin, age, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment, discrimination, or retaliation; statutory or common law claims of any kind, including but not limited to:

a.	Title VII of the Civil Rights Act of 1964, the Americans with Disability Act of 1990, as amended, the California Family Rights Act (Cal. Govt. Code § 12945.2 et seq.), the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et. seq.);
b.	California Labor Code, including for penalties under Labor Code § 2699, et. seq., and the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1971, as amended;
c.	Any statutory provision regarding retaliation/discrimination including retaliation prohibited by Labor Code §§ 1102.5, 232.5, and 132(a), the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002;
d.	Contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy, or any other common law claim of any kind whatsoever; any claim for damages or declaratory or injunctive relief of any kind;
e.	The federal Fair Credit Reporting Act and California Investigative Consumer Reporting Agencies Act;
f.	Any common law claims whatsoever, claims for equity, stock options or any other benefits; and
g.	Any amounts allegedly due as wages, benefits, penalties or damages as a result of the employment relationship.

Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with a government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission.  However, Employee agrees he or she is waiving the right to monetary damages or other equitable or monetary relief as a result of such proceedings.  Nothing in this agreement prohibits Employee from seeking a whistleblower award pursuant to Section 21F of the Securities Exchange Act.

9.No Worker’s Compensation Pending.  Employee expressly represents and warrants that Employee has not suffered any workplace injury during Employee’s performance of services for the Company, and has not filed, and has no intention of filing and/or pursuing any claim for workers’ compensation benefits against the Company.  The Company expressly relies on Employee’s representation as a material inducement to enter into this Agreement.

10.Civil Code Section 1542.  In furtherance of this settlement, Employee expressly waives any rights Employee may have under California Civil Code Section 1542, or other state’s similar statutes.  Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

11.ADEA Release.  Employee specifically agrees and acknowledges:
a.	That Employee’s waiver of rights under this Agreement includes a release of all claims relating to Employee’s age and is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. ("ADEA") and the Older Workers Benefit Protection Act ("OWPA");
b.	That Employee understands the terms of this Agreement;
c.	That Employee has been advised to consult with an attorney prior to executing this Agreement;
d.	That Employee’s waiver under this Agreement is in exchange for consideration which Employee is not otherwise entitled to;
e.	That the Company has given Employee a period of up to twenty-one (21) days within which to consider this Agreement;
f.	That, following Employee’s execution of this Agreement, Employee has seven (7) days in which to revoke Employee’s agreement to this Agreement by notifying the Company in writing and that, if Employee chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment listed above shall then be made to Employee in accordance with the terms of this Agreement;
g.	This Agreement does not release ADEA and OWPA claims occurring after the date of signing.
12.No Filings and Covenant Not to Sue.  A “covenant not to sue” is a legal term that means a person promises not to file a lawsuit or other legal proceeding.  It is different from the release of claims contained above.  Besides waiving and releasing the claims above, Employee promises never to file or prosecute any legal claim of any kind against any of the Company Releasees identified in Paragraph 8 in any forum for any reason based on any act, omission, event, occurrence, or nonoccurrence, from the beginning of time to the Effective Date, including but not limited to claims, laws or theories covered by the General Release.  Excluded from this covenant not to sue (which means that Employee still may file certain charges) is the right to file charges with, or assist/participate in an investigation conducted by, any agency that expressly prohibits waiver of such rights, such as the U.S. Equal Employment Opportunity Commission.  Employee understands and agrees that Employee is waiving, however, any right to monetary recovery, including but not limited to compensatory or punitive damages, attorneys’ fees or costs, or other damages or recovery should such an agency, or any other person, entity or group, pursue any claim on Employee’s behalf.  Employee represents that, as of the date Employee executes this Agreement, Employee has not filed or caused to be filed any claims against any of the Company Releasees.  Nothing in this agreement prohibits Employee from seeking a whistleblower award pursuant to Section 21F of the Securities Exchange Act.
13.Confidentiality.  Employee agrees that Employee will not disclose the terms of this Agreement to any individual or entity, except to Employee’s spouse, attorney, tax consultant, accountant, state and federal tax authorities, or as required by law. Employee also agrees to abide by the continuing obligations in any confidentiality, nondisclosure, or arbitration agreements executed during his or her employment, and specifically agrees to hold in the strictest confidence, and not to use or to disclose, to any person, firm or corporation, any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers, suppliers and vendors, software, developments, inventions, processes, formulas, technology, prototypes, designs, sketches, drawings, engineering, hardware configuration information, marketing plans, finances, pilot projects, and other business information (“Company Confidential Information”).  Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Employee or others. Notwithstanding any other provision in this Agreement, nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
14.Cooperation.  Employee agrees to reasonably cooperate with the Company’s reasonable requests for information after the Separation Date (including in connection with any pending litigation, arbitration, or other legal dispute which may relate to Employee’s job duties or tasks during his employment).  The Company will only make such requests when it deems necessary, and when the information sought is not otherwise available within the Company.
15.No Attorneys’ Fees and Costs. The Parties agree that they shall bear their own respective costs and fees, including attorneys’ fees, in the negotiation and execution of this Agreement.
16.Full and Independent Knowledge.  The Parties represent that they have thoroughly discussed all aspects of this Agreement with their respective attorneys (or have been provided the right to do so), fully understand all of the provisions of the Agreement, and are voluntarily and knowingly entering into this Agreement.
17.Ownership of Actions.  Employee has not transferred or assigned, or purported to transfer or assign, to any person or entity, any action described in this Agreement.  Employee further agrees to indemnify and hold harmless each and all of the Company Releasees against any and all actions based upon, arising out of, or in any way connected with any such actual or purported transfer or assignment.

18.Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts made and to be performed entirely within California.
19.Severability.  Should any provision in this Agreement be determined to be invalid, the validity of the remaining provisions shall not be affected thereby, and the invalid provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.
20.Entire Agreement.  This Agreement sets forth the entire agreement between the Parties and supersedes any prior agreements between the Parties pertaining to the subject matter of this Agreement.
21.No Representations.  The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made by any other Party or that Party’s agents, representatives, or attorneys to induce the execution of this Agreement.  It is further understood and agreed that Employee has not relied upon any advice whatsoever from the Company or its counsel.
22.No Modification or Waiver.  No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by all Parties to this Agreement.
23.Interpretation of Agreement.  The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  The headings provided in underline are inserted for the convenience of the Parties and shall not be construed to limit or modify the text of this Agreement.
24.Successors.  This Agreement shall be binding upon the Parties, and their heirs, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the Company Releasees, and to their heirs, representatives, executors, administrators, successors, and assignees.
25.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Furthermore, signatures delivered via facsimile transmission or portable document format (PDF) shall have the same force effect as the originals thereof, except that any Party has the right to insist on receipt of the original signature of the other Party before complying with its own obligations under this Agreement.

26.Notification.  Notice to be given under this Agreement shall be sent to the Company care of Human Resources and to Employee at the addresses listed on the signature page hereto.

THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THE AGREEMENT, HAVE BEEN ADVISED OF THEIR RIGHT TO CONSULT WITH COUNSEL CONCERNING THIS AGREEMENT, AND KNOW AND UNDERSTAND ITS CONTENTS.

AGREEING PARTIES

Dated: _________________
Sunil Karnawat

Address:

Dated: _________________	Rezolute, Inc.

Sign:

[COMPANY SIGNATORY]